Exhibit 99.1

Company Contacts:	Investor Contact:
Angela Cincotta	Sharon Merrill Associates
(978) 656-3594	(617) 542-5300
acincotta@trcsolutions.com	trr@investorrelations.com
Catherine Stanley (978) 656-3538 cstanley@trcsolutions.com

AEP’s Dennis Welch Joins TRC Board of Directors

Veteran utility executive adds expertise in energy, environment and management

LOWELL, MASS. – DATE – TRC Companies, Inc. (NYSE: TRR) today announced that Dennis E, Welch, (58), Executive Vice President of American Electric Power Company (AEP), has been appointed to the Board of Directors. AEP is one of the largest electric utilities in the United States. Mr. Welch is the director designated by the holders of the Company’s Series A Convertible Preferred Stock and is TRC’s seventh independent director.  His addition expands the Company’s Board to eight members.

Welch leads AEP’s environmental compliance and public policy, health and safety, real estate and work place services activities.  He has worked extensively with leadership at the U.S. Environmental Protection Agency and various states agencies, as well as in collaboration with many national environmental groups, on shaping energy and environmental policies to benefit future generations.

““We are pleased to welcome Dennis to the TRC Board,” said Chairman and Chief Executive Officer Chris Vincze.  “His wealth of experience in the energy business, combined with his expertise on a broad range of environmental and sustainability issues, make him an invaluable addition to our Board.  The appointment of Dennis enhances our strategy to expand our energy and environmental services and our commitment to health and safety at the highest level.  We look forward to his guidance as TRC moves forward in contributing sound solutions to the emerging issues facing the domestic energy industry.”

“I am proud to join TRC’s Board of Directors,” said Mr. Welch. “I look forward to contributing to the Company’s efforts to generate sustainable, profitable growth and secure its position as a leading service provider in the markets it serves.”

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600  •  Fax 949-453-1995

Prior to joining AEP, Welch spent 22 years at Northeast Utilities (NU) where he held the position of Vice President of Environment, Safety & Ethics before being named President and Chief Operating Officer of NU’s Yankee Gas Services Company and Yankee Energy System subsidiaries. Prior to NU, he was at Stone and Webster Engineering Corp. for 13 years. He currently holds several other board positions, including leadership roles, at organizations including: the National Urban League; American Coalition for Clean Coal Energy, Center for Energy and Economic Development, the World Business Council for Sustainable Development, e8 and the AEP Foundation. He also serves on the AEP Subsidiary Company boards.

Welch has a master’s degree in Business and Human Resources Management from Rensselaer Polytechnic Institute and a bachelor’s degree in Environmental, Health and Safety Management from Indiana State University. He also completed the Executive Environmental Leadership Program at Yale University’s School of Forestry and Environmental Studies.

Welch currently resides in New Albany, Ohio with his wife, Elizabeth.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to our ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.